EXHIBIT 99.1

CB Financial Services, Inc. Announces Third Quarter and Year-to-Date 2018 Financial Results

WASHINGTON, Oct. 31, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of Community Bank, today announced third quarter 2018 financial results.

Third Quarter 2018 Highlights

  Net income for the three months ended September 30, 2018 was $2.3 million, compared to $2.1 million for the three months ended September 30, 2017, an increase of $228,000, or 11.0%.

  Provision for loan losses decreased $275,000, or 91.7%, to $25,000 for the three months ended September 30, 2018, compared to $300,000 for the three months ended September 30, 2017. This decrease was related to loan payoffs mainly offsetting loan originations and decreased net-charge-offs.

  Net interest income for the third quarter increased $2.8 million, to $10.2 million as compared to $7.4 million for the third quarter of 2017. This is due to increases in organic loan growth of $110.7 million since the third quarter of 2017 and acquired loans and investment securities as a result of the First West Virginia Bancorp and Progressive Bank, National Association (“FWVB merger”).

  While the pace of loan growth slowed in the third quarter, excluding the addition of $95.5 million of acquired loans due to FWVB merger in the second quarter, total loans had organic growth of $17.1 million in the third quarter and an annualized net loan growth rate of 7.8%.

  Noninterest income increased $270,000 for the three months ended September 30, 2018, as compared to the three months ended September 30, 2017. This was mainly attributed to increased service fees on deposits accounts due to the FWVB merger and insurance commissions due to the Exchange Underwriters, Inc. merger with Beynon Insurance as of August 1, 2018.

The quarterly and year-to-date results were primarily impacted by the FWVB merger that closed in the second quarter. The merger brought approximately $281.6 million in low-cost deposits, $95.5 million in loans and eight branch locations in the Upper Ohio Valley and Buckhannon, WV regions. In addition, we have added branch and back office personnel to accommodate the increased customer traffic and transaction volumes due to the FWVB merger. Our year-to-date financial results were impacted approximately $854,000 pre-tax for merger-related expenses. Noninterest expense increased $3.5 million for the three months ended September 30, 2018, to $9.4 million as compared to $5.9 million for the three months ended September 30, 2017. In the current quarter, we have begun to recognize our post-FWVB merger cost savings initiatives. The Bank was able to resolve lease termination issues for the former FWVB corporate headquarters and former Washington Business Center as the Bank moved into the Barron P. “Pat” McCune Jr. Corporate Center (“BPMCC”) in the third quarter.

Net income for the nine months ended September 30, 2018 was $4.6 million, compared to $5.6 million for the nine months ended September 30, 2017. Diluted earnings per share for the three and nine months ended September 30, 2018 were $0.42 and $0.95, respectively, compared to $0.50 and $1.36 for the three and nine months ended September 30, 2017, respectively. As mentioned in the previous narrative above, the FWVB merger had a significant impact to net income for the quarter and year-to-date. Removing the one-time, non-recurring merger expenses would have a beneficial impact to net income. Net income excluding merger impact and various discrete one-time items would have been approximately $2.6 million and $6.0 million for the three and nine months ended September 30, 2018. The diluted earnings per share impact of the removal of these items would have been $0.47 and $1.23 per share for the three and nine months ended September 30, 2018, which would have been increases of $0.05 and $0.28 per share, for the aforementioned time periods, respectively.

“We are pleased to report on our third quarter and year-to-date financial performance for 2018. The third quarter recognized a complete quarter post-closing of the FWVB merger,” said Patrick G. O’Brien, President and Chief Executive Officer. “Our combined organization has continued our momentum in both loan and deposit growth. Thanks to the employees of our combined organization, we are now poised to take the “Community Bank” story and high-level of customer service to the Upper Ohio Valley and Buckhannon, WV markets. The combination of these two like-minded and community-oriented financial organizations, will yield benefits for shareholders and customers for years to come. We look forward to the challenge of becoming the premier ’Community Bank’ of choice in the tri-state region.”

STATEMENT OF INCOME REVIEW

Third Quarter Results

Net Interest Income.  Net interest income increased $2.8 million, or 38.3%, to $10.2 million for the three months ended September 30, 2018 compared to $7.4 million for the three months ended September 30, 2017.

Interest and dividend income increased $3.6 million, or 43.2%, to $11.8 million for the three months ended September 30, 2018 compared to $8.2 million for the three months ended September 30, 2017. Interest income on loans increased $2.6 million for the three months ended September 30, 2018, compared to the three months ended September 30, 2017. Average loans increased by $200.2 million for the three months ended September 30, 2018, compared to the three months ended September 30, 2017. This was primarily due to organic loan growth and the FWVB merger. The FWVB merger not only affected the average loan balance, it also contributed to an increase of 18 basis points in loan yield. The credit mark recorded for the acquired loans in the FWVB merger was approximately $1.3 million. The impact of the accretion from both the FWVB and FedFirst Financial Corporation (“FFCO”) acquired loan portfolios for the three months ended September 30, 2018 was $81,000, or 4 basis points, compared to $127,000, or 8 basis points, for the three months ended September 30, 2017. The remaining credit mark balance for both acquired loan portfolios was $1.9 million as of September 30, 2018. Interest income on taxable securities increased $816,000 mainly due to an increase of $97.5 million in the average balance and 79 basis points in yield in the current period. This is a result of the FWVB merger. Interest income on securities exempt from federal income tax increased by $89,000 in the current period. This was due to the FWVB merger that generated an average balance increase of $9.5 million. In addition, other interest and dividend income increased $72,000 as a result of increased interest earned on correspondent deposit banks and FHLB dividends in the current period.

Interest expense increased $734,000, or 85.3%, to $1.6 million for the three months ended September 30, 2018 compared to $860,000 for the three months ended September 30, 2017. Interest expense on deposits increased $678,000 due to an increase in average interest-bearing deposits of $221.6 million, primarily due to increases in deposits as a result of the FWVB merger. The average cost of interest-bearing deposits increased 20 basis points. This was primarily related to interest rate hikes by the Federal Reserve Board (“FRB”). Interest expense on short-term borrowings increased $48,000 primarily due to securities sold under agreement to repurchase and FHLB overnight borrowings that had increases in average balance of $5.4 million and $3.5 million, respectively during the current quarter due to funding loan growth.

Provision for Loan Losses.  The provision for loan losses was $25,000 for the three months ended September 30, 2018 compared to $300,000 for the three months ended September 30, 2017. Net charge-offs for the three months ended September 30, 2018 were $51,000, which included $63,000 of net charge-offs on automobile loans, compared to $227,000 of net charge-offs for the three months ended September 30, 2017, which included $149,000 of net charge-offs on automobile loans. The decrease in net charge-offs during the current period was mainly attributed to lower automobile loan charge-offs. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. The decrease in the quarterly provision was primarily due to reduced charge-offs and loan payoffs mainly offsetting loan growth. This was partially offset by improvements in credit matrix factors which had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income increased $270,000, or 14.9%, to $2.1 million for the three months ended September 30, 2018 compared to $1.8 million for the three months ended September 30, 2017. Service fees on deposit accounts increased $236,000 due to increased volume in ATM and check card fees as a result of the FWVB merger in the current quarter. Insurance commissions from Exchange Underwriters increased $162,000 due to increased direct bill commercial and personal lines commission and fee income as a result of the EU – Beynon merger and the revenue recognition standard adopted in the first quarter, partially offset by a decrease in contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. The fair value of equity securities increased $35,000 due to the first quarter adoption of Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10), which requires equity investments (except those accounted for under the equity method or that are consolidated) to be measured at fair value with changes in fair value recognized in net income. As required, the $35,000 gain was recognized due to current market conditions. There was a decrease in the net gains on the sales of residential mortgage loans of $85,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and an increase in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Net gains on the disposal of fixed assets decreased $74,000 due to the write-off of the leasehold improvements of the former Washington Business Center that was vacated on September 30, 2018.

Noninterest Expense.  Noninterest expense increased $3.5 million, or 58.8%, to $9.4 million for the three months ended September 30, 2018 compared to $5.9 million for the three months ended September 30, 2017. Salaries and employee benefits increased $1.2 million primarily due to the addition of FWVB-retained employee salaries, salary increases related to back office personnel, and health care and retirement benefits expenses mostly related to the FWVB merger. Other noninterest expense increased $528,000 primarily due to other losses that were written off as a result of the FWVB merger and systems conversion, loan expenses, office supplies, telephone, travel, and meals and entertainment expenses. Other real estate owned expense increased $398,000 mainly due to the prior year quarter resolution of loan collection efforts through the sale of a mineral rights interest for $186,000, bankruptcy court settlement for $86,000 and mortgage insurance proceeds for $85,000. The aforementioned items were proceeds from previously sold OREO properties. Occupancy increased $329,000 primarily due to the lease termination of the former FWVB corporate center and increases in depreciation, property contracted services, rent expense and real estate taxes due to the FWVB merger and completion of the BPMCC in Washington, PA. Equipment expense increased $322,000 primarily due to equipment maintenance contracts and data processing expense related to the FWVB merger. Amortization of Core Deposit Intangible (“CDI”) increased $318,000, due to the CDI recorded for the FWVB merger. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $37,000 due to an assessment factor decrease by the FDIC in the computation of the insurance assessment and average asset growth related to the FWVB merger.

Income Tax Expense.  Income taxes decreased $334,000 to $576,000 for the three months ended September 30, 2018 compared to $910,000 for the three months ended September 30, 2017. The effective tax rate for the three months ended September 30, 2018 was 20.1% compared to 30.6% for the three months ended September 30, 2017. The decrease in income taxes was due to a decrease of $106,000 in pre-tax income and the reduction of the federal statutory income tax rate from 34% in the prior year quarter to 21% in the current year quarter, due to the enactment of the new federal tax law titled “Tax Cuts and Jobs Act of 2017” on December 22, 2017.

Year-to-Date Results

Net Interest Income.  Net interest income increased $5.5 million, or 25.5%, to $27.0 million for the nine months ended September 30, 2018, compared to $21.5 million for the nine months ended September 30, 2017.

Interest and dividend income increased $7.2 million, or 30.1%, to $31.2 million for the nine months ended September 30, 2018 compared to $24.0 million for the nine months ended September 30, 2017. Interest income on loans increased $5.4 million primarily due to an increase in average loans outstanding of $151.9 million for the nine months ended September 30, 2018. The increase in average loans was mainly due to the FWVB merger and organic loan growth of approximately $62.7 million the current period. This was partially offset by a decrease of $293,000 in accretion on the acquired loan portfolios credit mark for the nine months ended September 30, 2018. Credit mark accretion of $240,000, or 4 basis points, was recognized in the nine months ended September 30, 2018, compared to $533,000, or 16 basis points for the nine months ended September 30, 2017. Interest income on taxable securities increased $1.5 million in the current period. In addition, an increase of 61 basis points in yield resulted from securities acquired in the FWVB merger. The average balance for taxable securities increased $60.0 million for the nine months ended September 30, 2018. Interest income on securities exempt from federal tax increased $192,000 due to securities acquired in the FWVB merger with higher prevailing yields. There was an increase of $7.9 million in the average balance on securities exempt from federal tax and a decrease of 45 basis points in yield as a result of the prior year reduction in the federal statutory income tax rate from 34% to 21%.

Interest expense increased $1.7 million, or 70.4%, to $4.2 million for the nine months ended September 30, 2018 compared to $2.5 million for the nine months ended September 30, 2017. Interest expense on deposits increased $1.3 million due to current year rate increases and an increase in average interest-bearing deposits of $136.1 million which is attributed primarily to the FWVB merger. The average cost of interest-bearing deposits increased 15 basis points. In addition, interest expense on short-term borrowings increased $414,000 in the current period primarily due to increased interest rates on FHLB overnight borrowings that had an average balance increase of $26.4 million and on securities sold under agreements to repurchase.

Provision for Loan Losses.  The provision for loan losses increased $1.1 million, to $2.1 million, for the nine months ended September 30, 2018, compared to $1.0 million of provision for loan losses for the nine months ended September 30, 2017, of which $250,000 was attributed to the FFCO acquired loan portfolio. Net charge-offs for the nine months ended September 30, 2018 were $1.6 million, which included $263,000 of net charge-offs on automobile loans, compared to net charge-offs of $721,000 for the nine months ended September 30, 2017, which included $435,000 of net charge-offs on automobile loans. The increase in net charge-offs for the current year was due to charge-offs of $1.2 million for three commercial and industrial relationships in the first quarter of 2018. The provision for loan losses was impacted in the current period by the recording of $2.1 million of provision for the originated loan portfolio due to the above-mentioned loan charge-offs and to appropriately reflect risk associated with the originated loan portfolio as of September 30, 2018. Additionally, this was due to growth in the loan portfolio and average loan balances, partially offset by improved credit metrics which had a positive impact on the qualitative factors within the allowance calculation. The acquired loan portfolio from the FWVB merger recorded an approximate credit mark of $1.3 million. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and credit mark on acquired loan portfolios, with the possible need for additional provisions for loan losses.

Noninterest Income.  Noninterest income increased $439,000, or 7.5%, to $6.3 million for the nine months ended September 30, 2018 compared to $5.9 million at September 30, 2017. There was an increase of $487,000 for other commissions due to insurance proceeds recognized by a claim on a bank-owned life insurance policy due to the death of a former officer of the Bank, current year recognition of an ARC loan referral fee and liquidation of a partnership interest in the West Virginia Bankers Title Company, an item that was resolved from the FWVB merger. Service fees on deposit accounts increased $337,000 primarily due to increased ATM fees due to an increased volume of customer transactions and check card fees related to the FWVB merger. There was a $45,000 increase in insurance commissions from Exchange Underwriters mainly due to the EU – Beynon merger in the current period. There was a decrease in the net gains on sales of residential mortgage loans of $283,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the MPF® program and an increase in mortgage rates. Net gains on the sales of investments decreased $132,000 due to the sale of equity securities in the prior period. Net gains on disposal of fixed assets decreased $74,000 due to the write-off of the leasehold improvements of the former Washington Business Center.

Noninterest Expense.  Noninterest expense increased $7.1 million, or 38.6%, to $25.5 million for the nine months ended September 30, 2018 compared to $18.4 million for the nine months ended September 30, 2017. Salaries and employee benefits increased $2.8 million, primarily due to additional employees, salary increases, and retirement benefits as a direct result of the FWVB merger, increased incentive compensation accruals due to the loan origination semi-annual bonus matrix, employee group health insurance and employee stock options. Merger-related expenses increased $854,000 due to the FWVB merger. CDI amortization increased $585,000 due to the CDI recorded for the FWVB merger. Other noninterest expense increased $792,000 primarily due to office supplies, telephone, loan expenses, travel and meals and entertainment. Equipment and occupancy increased $540,000 and $535,000, respectively, primarily due to equipment purchases and new maintenance contracts related to the FWVB merger and the BPMCC. Other real estate owned expense increased $380,000 mainly due to the prior year quarter resolution of loan collection efforts through the sale of a mineral rights interest for $186,000, bankruptcy court settlement for $86,000 and mortgage insurance proceeds for $85,000. Legal and professional fees increased $132,000 due to increased consultation fees in connection with Exchange Underwriters. FDIC assessment fees increased $94,000 due to an assessment factor increase by the FDIC in the computation of the insurance assessment and average asset growth related to the FWVB merger. Advertising increased $83,000 related to increases in print/media advertising and promotional items to promote the FWVB merger.

Income Tax Expense.  Income taxes decreased $1.4 million to $977,000 for the nine months ended September 30, 2018 compared to $2.3 million for the nine months ended September 30, 2017. The effective tax rate for the nine months ended September 30, 2018 was 17.4% compared to 29.6% for the nine months ended September 30, 2017. The decrease in income taxes was primarily due to a decrease of $2.3 million in pre-tax income. The expected effective tax rate for the current year 2018, is 16.9%, which was calculated by excluding the one-time income on a bank-owned life insurance claim of approximately $421,000, which represents a discrete tax item for the first quarter of 2018. The decrease in income taxes was also due to the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the statutory federal corporate income tax rate from 34% to 21% effective January 1, 2018.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $319.0 million, or 34.1%, to $1.3 billion at September 30, 2018 compared to $934.5 million at December 31, 2017.

Cash and due from banks increased $25.3 million, or 122.9%, to $46.0 million at September 30, 2018 compared to $20.6 million at December 31, 2017. This is primarily the result of deposit growth.

Investment securities classified as available-for-sale increased $93.2 million, or 75.5%, to $216.8 million at September 30, 2018 compared to $123.6 million at December 31, 2017. This increase was primarily the result of securities acquired in the FWVB merger.

Loans, net, increased $156.3 million, or 21.2%, to $891.9 million at September 30, 2018 compared to $735.6 million at December 31, 2017. This was primarily due to the FWVB acquired loan portfolio of $95.5 million and net organic loan originations of $50.8 million in commercial real estate loans, $14.7 million in residential mortgage loans, $8.2 million in other loans and $4.9 million in construction loans, partially offset by a decrease of $15.5 million in commercial and industrial loans.

Premises and equipment, net, increased $7.2 million, or 43.2%, to $23.9 million at September 30, 2018 compared to $16.7 million at December 31, 2017. This is due to the additions related to the eight branch locations from the FWVB merger. In addition, there was $3.5 million related to the new BPMCC that was placed into service in the second quarter. Total premises and equipment capitalized for the BPMCC totaled $6.1 million. The BPMCC building was previously taken into premises and equipment from a previously defaulted loan relationship in the first quarter of 2016.

Liabilities.  Total liabilities increased $278.6 million, or 33.1%, to $1.1 billion at September 30, 2018 compared to $841.2 million at December 31, 2017.

Total deposits increased $289.5 million, or 37.4%, to $1.1 billion at September 30, 2018 compared to $773.3 million at December 31, 2017. There were increases of $73.7 million in savings accounts, $73.2 million in demand deposits, $53.4 million in NOW accounts, $47.4 million in money market accounts and $44.2 million in time deposits, partially offset by a decrease of $2.4 million in brokered deposits. This increase is due to approximately $281.6 million deposits acquired in the FWVB merger on April 30, 2018 and these deposits increased by $10.8 million as of September 30, 2018. This increase is largely the result of school district and municipal deposits during the current quarter. The legacy Bank deposit portfolio had approximately $2.9 million decrease in deposits. There was a local government depositor that withdrew funds in the first quarter of 2018 for approximately $17.0 million and this was mainly offset by current quarter deposits by school districts and local municipalities as a result of annual property tax remittance. The Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $8.0 million, or 20.3%, to $31.6 million at September 30, 2018 compared to $39.6 million at December 31, 2017. At September 30, 2018, short-term borrowings were comprised of $31.5 million of securities sold under agreements to repurchase compared to $25.8 million of securities sold under agreement to repurchase and $13.8 million of FHLB overnight borrowings at December 31, 2017. Approximately $20.0 million of securities sold under agreements to repurchase were assumed in the FWVB merger. The increase is related to loan originations that exceeded available cash reserves and an increase in business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $1.2 million due to a $3.5 million maturing FHLB long-term borrowing that was retired in the current period, partially offset by $2.3 million of amortizing fixed-rate FHLB borrowings that were acquired in the FWVB merger. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 37 basis points to 2.29%.

Stockholders’ Equity.  Stockholders’ equity increased $40.4 million, or 43.4%, to $133.7 million at September 30, 2018 compared to $93.3 million at December 31, 2017. During the period, 1,317,647 shares of CBFV stock were issued to shareholders of FWVB in the merger. The approximate value of this stock issuance was $42.0 million, partially offset by $515,000 of stock issuance expenses that were charged against equity. Net income was $4.6 million for the nine months ended September 30, 2018. The Company paid $3.3 million in dividends to stockholders and the unrealized loss on investment securities increased by $2.7 million due to the addition of the FWVB securities portfolio of approximately $102.0 million due to merger and current market conditions.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates nineteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30,	December 31,
Selected Financial Condition Data:	2018	2017
Total Assets	$1,253,526	$934,486
Cash and Cash Equivalents	45,957	20,622
Securities Available-for-Sale	216,830	123,583

Loans
Real Estate:
Residential	319,364	273,438
Commercial	298,342	209,037
Construction	44,408	36,149
Commercial and Industrial	103,941	107,835
Consumer	118,500	114,557
Other	16,593	3,376
Total Loans	901,148	744,392
Allowance for Loan Losses	9,285	8,796
Loans, Net	891,863	735,596

Premises and Equipment, Net	23,933	16,712
Goodwill and Core Deposit Intangible	38,496	8,237
Deposits	1,062,891	773,344
Borrowings	54,837	64,105
Stockholders' Equity	133,683	93,256

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Operations Data:	2018	2017	2018	2017
Interest and Dividend Income	$11,764	$8,213	$31,161	$23,953
Interest Expense	1,594	860	4,210	2,470
Net Interest Income	10,170	7,353	26,951	21,483
Provision for Loan Losses	25	300	2,125	1,020
Net Interest Income After Provision for Loan Losses	10,145	7,053	24,826	20,463
Noninterest Income:
Service Fees on Deposit Accounts	866	630	2,176	1,839
Insurance Commissions	920	758	2,731	2,686
Other Commissions	127	125	823	336
Net Gains on Sales of Loans	52	137	106	389
Net Gains on Sales of Investments	-	10	-	132
Fair Value of Equity Securities	35	-	54	-
Net Gains on Purchased Tax Credits	11	14	33	43
Net Loss on Disposal of Fixed Assets	(74)	-	(74)	-
Income from Bank-Owned Life Insurance	135	116	370	348
Other	16	28	80	87
Total noninterest income	2,088	1,818	6,299	5,860

Noninterest Expense:
Salaries and Employee Benefits	4,708	3,512	13,268	10,425
Occupancy	855	526	2,213	1,678
Equipment	786	464	1,916	1,376
FDIC Assessment	67	104	361	267
PA Shares Tax	197	186	593	562
Contracted Services	273	119	583	408
Legal and Professional Fees	171	81	456	324
Advertising	245	197	587	504
Bankcard Processing Expense	180	130	448	384
Other Real Estate Owned (Income) Expense	49	(349)	37	(343)
Amortization of Core Deposit Intangible	452	134	986	401
Merger-Related	61	-	854	-
Other	1,321	793	3,224	2,432
Total noninterest expense	9,365	5,897	25,526	18,418
Income Before Income Taxes	2,868	2,974	5,599	7,905
Income Taxes	576	910	977	2,336
Net Income	$2,292	$2,064	$4,622	$5,569

Dividends Per Share	$0.22	$0.22	$0.66	$0.66
Earnings Per Share - Basic	0.42	0.50	0.96	1.36
Earnings Per Share - Diluted	0.42	0.50	0.95	1.36

Weighted Average Shares Outstanding - Basic	5,414,299	4,088,025	4,834,948	4,087,783
Weighted Average Shares Outstanding - Diluted	5,476,792	4,108,723	4,889,553	4,104,157

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios(1):	2018	2017	2018	2017
Return on Average Assets	0.73%	0.91%	0.56%	0.85%
Return on Average Equity	6.77	8.81	5.42	8.12
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.49	135.45	133.55	135.08
Average Equity to Average Assets	10.83	10.37	10.27	10.47
Net Interest Rate Spread	3.42	3.41	3.38	3.43
Net Interest Margin	3.61	3.56	3.56	3.58
Net Charge-Offs to Average Loans	0.05	0.13	0.26	0.13
Efficiency Ratio	76.40	64.30	76.77	67.36

	(Unaudited)
	September 30,	December 31,
	2018	2017
Allowance For Loan Losses to Total Loans (2)	1.03%	1.18%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	135.96	121.31
Allowance For Loan Losses to Noncurrent Loans (2) (7)	227.18	215.17
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.24	1.28
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	163.40	137.24
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	273.02	243.42
Nonperforming Loans to Total Loans (6)	0.76	0.97
Noncurrent Loans to Total Loans (7)	0.45	0.55
Nonperforming Assets to Total Assets	0.62	0.81
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	11.34	12.22
Tier 1 Capital (to Risk Weighted Assets) (4)	11.34	12.22
Total Capital (to Risk Weighted Assets) (4)	12.45	13.47
Tier 1 Leverage (to Adjusted Total Assets) (4)	7.93	9.27
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	11.73	12.62
Tier 1 Capital (to Risk Weighted Assets) (5)	11.73	12.62
Total Capital (to Risk Weighted Assets) (5)	12.83	13.89
Tier 1 Leverage (to Adjusted Total Assets) (5)	8.20	9.58
Book Value Per Share	$24.69	$22.77
Outstanding Shares	5,414,299	4,095,957

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp have been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21% for 2018 and 34% for 2017. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended September 30,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$884,623	$10,080	4.52%	$684,384	$7,480	4.34%
Investment Securities
Taxable	178,284	1,202	2.70	80,791	386	1.91
Exempt From Federal Tax	46,901	394	3.36	37,390	340	3.64
Other Interest-Earning Assets	19,285	200	4.11	32,553	139	1.69
Total Interest-Earning Assets	1,129,093	11,876	4.17	835,118	8,345	3.96
Noninterest-Earning Assets	111,122			61,859
Total Assets	$1,240,215			$896,977

Liabilities and Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$190,582	171	0.36%	$138,742	92	0.26%
Savings	206,513	143	0.27	131,420	61	0.18
Money Market	179,998	221	0.49	135,214	88	0.26
Time Deposits	210,302	863	1.63	160,456	479	1.18
Total Interest-Bearing Deposits	787,395	1,398	0.70	565,832	720	0.50

Borrowings	58,454	196	1.33	50,741	140	1.09
Total Interest-Bearing Liabilities	845,849	1,594	0.75	616,573	860	0.55

Noninterest-Bearing Demand Deposits	254,727			183,061
Other Liabilities	5,333			4,361
Total Liabilities	1,105,909			803,995

Stockholders' Equity	134,306			92,982
Total Liabilities and
Stockholders' Equity	$1,240,215			$896,977

Net Interest Income		$10,282			$7,485

Net Interest Rate Spread (1)			3.42%			3.41%
Net Interest-Earning Assets (2)	$283,244			$218,545
Net Interest Margin (3)			3.61			3.56
Return on Average Assets			0.73			0.91
Return on Average Equity			6.77			8.81
Average Equity to Average Assets			10.83			10.37
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.49			135.45

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.
	(Dollars in thousands) (Unaudited)
	Nine Months Ended September 30,
	2018			2017
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$825,781	$27,374	4.43%	$673,922	$21,896	4.34%
Investment Securities
Taxable	139,456	2,624	2.51	79,432	1,133	1.90
Exempt From Federal Tax	44,097	1,054	3.19	36,177	987	3.64
Other Interest-Earning Assets	14,731	408	3.70	27,643	325	1.57
Total Interest-Earning Assets	1,024,065	31,460	4.11	817,174	24,341	3.98
Noninterest-Earning Assets	86,417			58,709
Total Assets	$1,110,482			$875,883

Liabilities and Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$162,210	412	0.34%	$127,736	239	0.25%
Savings	176,742	329	0.25	128,583	177	0.18
Money Market	159,225	541	0.45	137,906	270	0.26
Time Deposits	191,372	2,090	1.46	159,232	1,364	1.15
Total Interest-Bearing Deposits	689,549	3,372	0.65	553,457	2,050	0.50

Borrowings	77,236	838	1.45	51,505	420	1.09
Total Interest-Bearing Liabilities	766,785	4,210	0.73	604,962	2,470	0.55

Noninterest-Bearing Demand Deposits	224,883			175,401
Other Liabilities	4,764			3,822
Total Liabilities	996,432			784,185

Stockholders' Equity	114,050			91,698
Total Liabilities and
Stockholders' Equity	$1,110,482			$875,883

Net Interest Income		$27,250			$21,871

Net Interest Rate Spread (1)			3.38%			3.43%
Net Interest-Earning Assets (2)	$257,280			$212,212
Net Interest Margin (3)			3.56			3.58
Return on Average Assets			0.56			0.85
Return on Average Equity			5.42			8.12
Average Equity to Average Assets			10.27			10.47
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.55			135.08

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

2111 N. Franklin Dr.
Washington, PA  15301
www.communitybank.tv

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903